Exhibit 99.1

Pipex Pharmaceuticals Announces Fourth Quarter and Year End 2006 Results

Webcast/Conference Call Monday, April 2nd at 8:30 a.m. EST

Ann Arbor, Michigan, April 2, 2007 -- Pipex Pharmaceuticals, Inc. (OTC BB: PPXP), a specialty pharmaceutical company developing innovative late-stage drug candidates for the treatment of neurologic and fibrotic diseases, today announced its results for the fourth quarter and year end 2006.

Achievements and accomplishments for fourth quarter and year end 2006 included:

•	Completion of private equity financing in fourth quarter 2006 of $13.9 million with leading institutional investors;
•	Increased working capital through the conversion of ~$3.4 million in bridge loans into common stock;
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Went public in November 2006 via reverse merger with the former Sheffield Pharmaceuticals, Inc., changed corporate name to Pipex Pharmaceuticals, Inc. and initiated trading under new ticker symbol “PPXP”

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Presentation of results of pivotal phase III clinical trial of COPREXA™ (oral tetrathiomolybdate) for neurologically presenting Wilson’s disease at NIH Symposium for Wilson’s disease, by Dr. George Brewer, Professor Emeritus, University of Michigan;

•	Publication of results of pivotal phase III clinical trial of COPREXA™ (oral tetrathiomolybdate) for neurologically presenting Wilson’s disease in Archives of Neurology;
•	Publication of results of preclinical studies demonstrating COPREXA’s ability to protect against doxorubicin-induced cardiotoxicity in the journal, Translation Research;
•	Recruited Dr. Charles Bisgaier; former co-founder of Esperion Therapeutics Inc. and co-developer of Lipitor®, to serve as President and board member;
•	Received research equipment award from the State of Michigan and SPARK Foundation;

•	Completion of one year open label phase II clinical trial of COPREXA™ for refractory idiopathic pulmonary fibrosis (IPF) with COPREXA™ (oral tetrathiomolybdate); and
•	Initiation of double-blind placebo controlled phase II clinical trial for of COPREXA™ for primary biliary cirrhosis supported by grant of $890,000 from FDA’s Orphan Products Group

Financial Results for Fourth Quarter and Year End 2006:

At December 31, 2006, Pipex had approximately $12.2 million of cash and working capital of approximately $11.5 million, compared to $1.1 million of cash and working capital of ($985,968) at December 31, 2005. The $11.1 million increase in cash is attributable primarily to the net proceeds from our $13.9 million fourth quarter 2006 private equity financing. Our increase in working capital is attributed to such financing as well as the conversion of approximately $3.4 million of short term loans made prior to the fourth quarter into equity of the company on the same basis as investors in our $13.9 million fourth quarter financing..

The net loss applicable to common shareholders for the fourth quarter ended December 31, 2006 was $2,680,557, or $0.09 per share, compared to a net loss applicable to common shareholders of $475,781, or $0.33 per share, for the comparable quarter in 2005, representing an increase in net loss of $2,204,776. Of this amount, only $1,153,832 represented cash expenses incurred in the fourth quarter while $1,526,725 represented non-cash, non-recurring expenses relating to equity issued in consideration of license fees under our COPREXA™ license and an accrued dividend on one of our subsidiary’s preferred stock since retired..

The net loss applicable to common shareholders for the year ended December 31, 2006 was $4,860,095, or $0.50 per share, compared to the net loss applicable to common shareholders of $1,546,092, or $1.71 per share, for the year ended December 31, 2005, representing an increase of $3,314,003. The increase in net loss was attributable to an increase in research and development expenses of $1,719,490 that primarily related to Pipex’s COPREXA™ NDA directed activities as well as activities associated with development of our other product candidates, TRIMESTA™, CORRECTA™, Anti-CD4 802-2 and EFFIRMA™. The increase in net loss was also due to $1,696,950 in non-cash expenses relating to equity issued in consideration of license fees under our COPREXA™ license and an accrued dividend on one of our subsidiary’s preferred stock since retired.

Steve H. Kanzer, Chairman and Chief Executive Officer, commented on the financial results, “During the fourth quarter 2006 we completed a $13.9 million equity financing with leading institutional investors and became publicly traded for the first time in our six year history. Today’s filing of our 2006 annual report is our first as a public company. We are making substantial progress in assembling our New Drug Application (NDA) for COPREXA™ (oral tetrathiomolybdate) for the neurologically presenting Wilson’s disease and we plan to file our NDA later this year. We are also very optimistic about the opportunity to build the therapeutic utility of COPREXA™ into other disease indications also characterized by high unmet medical needs, such as idiopathic pulmonary fibrosis (IPF), an indication in which COPREXA™ has already completed a one-year, open label phase II clinical trial”.

Today, April 2nd, at 8:30am EST, Pipex will host an investor conference call during which a brief financial overview of the Company's fourth quarter financial results will be provided.

In order to participate in the webcast/conference call, please call toll free: 800-418-6860 (US); international dial-in: 973-935-8756 before the scheduled start of the call. A visual presentation will be available at: http://www.visualwebcaster.com/event.asp?id=38758. The audio recording and visual presentation will be available for replay at http://www.pipexpharma.com for a period of at least15 days after the call.

About Pipex Pharmaceuticals, Inc.

Pipex Pharmaceuticals, Inc. is a specialty pharmaceutical company that is developing proprietary, late-stage drug candidates for the treatment of neurologic and fibrotic diseases. Pipex’s strategy is to exclusively in-license proprietary, clinical-stage drug candidates and complete the further clinical testing, manufacturing and regulatory requirements sufficient to seek marketing authorizations via the filing of New Drug Applications (NDAs) with the FDA in the U.S. and Marketing Application Authorizations (MAAs) with the European Medicines Evaluation Agency (EMEA). For further information, please visit, www.pipexpharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect Pipex Pharmaceuticals, Inc. and subsidiaries (“we”,“our” or “Company”) current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential uses of COPREXA™ for various uses including the treatment of Alzheimer’s disease, inflammatory and fibrotic diseases, as well as its the prospects for regulatory filings in the treatment of neurologic Wilson’s disease. Where possible, the Company has tried to identify these forward-looking statements by using words such as "anticipates," "believes," "intends," or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. We cannot assure you that we will be able to successfully develop or commercialize products based on our technologies, including COPREXA™, TRIMESTA™, SOLOVAX™, EFFIRMA™ or Anti-CD4 802-2, particularly in light of the significant uncertainty inherent in developing, manufacturing and conducting preclinical and clinical trials of new pharmaceuticals, and obtaining regulatory approvals, that our technologies will prove to be safe and effective, that our cash expenditures will not exceed projected levels, that we will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that we will be able to successfully obtain any further grants and awards, maintain our existing grants which are subject to performance, that we will be able to patent, register or protect our technology from challenge and products from competition or maintain or expand our license agreements with our current licensors, or that our business strategy will be successful. All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise, other than as required by law. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward- looking statements, including risks detailed in the Company’s SEC reports, including the Company’s Form 10-KSB. Copies of the filings are available at www.sec.gov.

For Further Information Contact:

Steve H. Kanzer, CPA, Esq.

Chairman and Chief Executive Officer

(734) 332-7800

Charles Bisgaier, Ph.D.

President

(734) 332-7800

Redington, Inc. (Investor Relations)

Thomas Redington

203-222-7399

www.redingtoninc.com